Exhibit 99.1Charlotte, NC 28273Investor Contact:

Media Contact:Lori ChaitmanKen Aurichio201-703-4161201-703-4164Sealed Air Corporation8215 Forest Point BlvdCharlotte, NC  28273Investor Contact:Media Contact:Lori ChaitmanKen Aurichio201-703-4161201-703-4164

For release: February 10, 2015

SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•	Increased 2014 Adjusted EBITDA by 7.5% to $1.12 Billion and Generated Free Cash Flow of $612 Million, excluding the W. R. Grace & Co. Settlement payment

•	2014 Adjusted EPS of $1.86 Increased 34%; Reported EPS of $1.20

•	Company provides outlook for 2015 Net Sales, Adjusted EBITDA, Adjusted EPS and Free Cash Flow

CHARLOTTE, N.C., Tuesday, February 10, 2015 – Sealed Air Corporation (NYSE: SEE) today announced financial results for fourth quarter and full year 2014.  Commenting on these results, Jerome A. Peribere, President and Chief Executive Officer, said, “2014 was a very strong year for Sealed Air – we generated over $600 million of Free Cash Flow, expanded Adjusted EBITDA margins by 90 basis points to 14.4% compared to 2013 and delivered margin expansion across our three divisions.  Despite currency headwinds in the fourth quarter, we exceeded our expectations across all key metrics in the quarter and for the year.”

“In 2015, we expect lower input costs combined with our continued focus on earnings quality improvements to offset unfavorable currency translation. Our outlook for Adjusted EBITDA is expected to be in the range of $1.15 billion to $1.18 billion as compared to 2014 Adjusted EBITDA of $1.12 billion.  We will continue to stay disciplined on our value-added selling approach and ‘Get Fit and Change the Game’ initiatives, both of which are expected to contribute to margin expansion.   Additionally, we expect to generate approximately $600 million in Free Cash Flow in 2015,” continued Mr. Peribere.

Unless otherwise stated, all results compare fourth quarter 2014 results to fourth quarter 2013 results and are presented on a continuing operations basis.  The Rigid Medical Packaging business, which the Company sold in December 2013, has been presented as discontinued operations.  Reported information is defined as U.S. GAAP.  Year-over-year net sales discussions present both reported and constant currency performance.  Constant currency sales performance excludes the impact of currency translation.  Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Core Tax Rate, exclude the impact of special items, such as restructuring charges, cash-settled stock appreciation rights (“SARs”) granted as part of the Diversey acquisition and certain other one-time items.  Please refer to the financial statements included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Business and Financial Highlights

•

Food Care net sales of $985 million in the fourth quarter and $3.8 billion in 2014 increased approximately 3.0% and 3.6% on a constant currency basis, respectively.  Favorable product price/mix was 3.5% in the quarter and 4.0% for the full year on relatively flat volume in both periods.  Currency had a negative impact on Food Care net sales of 5.7%, or $59 million, in the fourth quarter and 3.0%, or $117 million, in 2014.  Food Care delivered Adjusted EBITDA margin of 17.5% in the fourth quarter, an increase of 170 basis points, and 17.5% in 2014, an increase of 140 basis points.  These results were attributable to favorable mix and price/cost spread as well as cost synergies, partially offset by unfavorable currency translation and higher Selling, General & Administrative (SG&A) costs.

•

Diversey Care delivered positive volume and favorable price/mix trends in the fourth quarter and for the full year.  Volume and price/mix trends combined with continued strength in emerging markets resulted in fourth quarter net sales of $536 million, an increase of 4.1% in constant currency, and 2014 net sales of $2.2 billion, an increase of 3.0% in constant currency.  Currency had a negative impact on Diversey Care net sales of 5.9%, or $33 million, in the quarter and 2.4%, or $53 million, in 2014.  Diversey Care delivered Adjusted EBITDA margins of 10.9% in the fourth quarter and 11.3% in 2014.  Throughout the year, Diversey Care’s focus on eliminating low margin business and implementing cost savings initiatives was offset by investments in sales and marketing and non-material inflation.  Specifically related to the fourth quarter, Adjusted EBITDA margins were negatively impacted by unfavorable currency translation and supply chain costs.

•

Product Care net sales of $432 million in the fourth quarter and $1.7 billion for the full year delivered constant currency growth of 4.6% and 3.7%, respectively.  Favorable product price/mix was 4.0% in the quarter and 3.5% in 2014 on relatively flat volume in both periods.  Product Care delivered Adjusted EBITDA margin of 17.9% in the fourth quarter, an increase of 80 basis points, and 17.7% in 2014, an increase of 120 basis points.  The division’s performance in the quarter and for the year was attributable to favorable mix and price/cost spread as well as cost synergies, partially offset by higher SG&A expenses.

•

In the fourth quarter 2014, the Company issued $425 million aggregate principal amount of 4.875% senior notes due 2022 and $425 million aggregate principal amount of 5.125% senior notes due 2024.  Net proceeds from the offering were used to repurchase $750 million aggregate principal amount of 8.125% senior notes due 2019.   The Company amended and restated its senior secured credit facilities totaling $2.13 billion in July 2014.  The amended and restated facilities combined with the senior notes issuance provided extended maturities, increased covenant flexibility and reduced interest expense.  The Company expects annualized interest expense savings to be approximately $30 million.

•

The Fusion Program (“the Plan”), a new restructuring program consisting of projects across the Company’s three divisions and functional support, was approved by the Board of Directors in December 2014.  The Company currently estimates that it will incur aggregate costs of approximately $275 million to $285 million, of which the net cash cost is expected to be in the range of $210 million to $220 million.  The Plan is expected to be substantially complete by the end of 2017 and estimated to generate annualized savings of approximately $80 million to $85 million by the end of 2018.  Details pertaining to the Fusion Program were previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2014.

Fourth Quarter and Full Year 2014 Summary

Fourth quarter 2014 net sales of $2.0 billion decreased 1.9% on a reported basis and increased 3.3% in constant currency.  For the full year 2014, net sales totaled $7.8 billion, a reported increase of 0.8% and 3.2% in constant currency.  Favorable product price/mix was 3.0% in the quarter and 3.2% in 2014 on flat volume.  Currency had a negative impact on net sales of $105 million in the fourth quarter and $183 million in 2014.

In the fourth quarter 2014, the Company delivered higher sales across all regions on a constant currency basis as compared with the fourth quarter 2013.  Latin America and Asia, Middle East, Africa and Turkey (“AMAT”) were the fastest growing regions, increasing sales by 8.4% and 6.8%, respectively.  North America delivered constant currency net sales growth of 2.3%, Europe increased 2.2% and Japan, Australia and New Zealand (“JANZ”) was up 0.8%.  For the full year 2014, constant currency net sales increased 8.4% for Latin America, 6.9% for AMAT and 2.8% for North America. Net sales in JANZ increased 1.9% and Europe was up slightly by 0.7%.  The Company experienced improving business trends in Europe throughout the year.  Additionally, 2014 net sales from Developing Regions1, which accounted for 25.7% of net sales, increased 8.1% in constant currency and were essentially unchanged on an as reported basis compared to last year.

Adjusted EBITDA for the fourth quarter 2014 was $282 million, or 14.3% of net sales, compared to $270 million, or 13.4% of net sales, in 2013.  The margin increase in the fourth quarter was primarily attributable to favorable mix and price/cost spread as well as cost synergies, partially offset by higher SG&A costs and unfavorable currency translation.  The higher SG&A expenses were partly attributable to an increase of approximately $17 million in performance compensation recorded in the fourth quarter 2014, as compared to the same period a year ago, in recognition of the strong full year-over-year performance in Adjusted EBITDA, working capital management and other key financial metrics.

Full year 2014 Adjusted EBITDA was $1.12 billion, or 14.4% of net sales.  This represents a 7.5% increase compared to Adjusted EBITDA of $1.04 billion in 2013, or 13.5% of net sales.  This increase was primarily due to favorable mix and price/cost spread and cost synergies, partially offset by higher SG&A costs and unfavorable currency translation.  Incremental cost synergies in 2014 under previously announced restructuring programs were approximately $97 million and primarily resulted from headcount reductions, elimination of redundant costs, plant consolidations and procurement and logistics savings.

On a reported basis, fourth quarter 2014 EPS was $0.31, which included $0.28 per share of special items primarily consisting of a loss recorded on the repurchase of 8.125% senior notes and restructuring and other associated costs.  This compares to fourth quarter 2013 EPS of $0.02, which included $0.37 per share of special items primarily consisting of a $50 million ($0.23 per share) increase to the Company’s income tax provision resulting from an increase in its valuation allowance with respect to the deferred tax asset related to the W. R. Grace & Co. Settlement agreement (“Settlement agreement”).  Adjusted EPS was $0.59 for the fourth quarter.  This compares to Adjusted EPS of $0.39 in 2013.  The core tax rate was 9.4% in the fourth quarter 2014, compared to 18.8% in the fourth quarter 2013. Our core tax rate in the quarter benefited from the December enactment of the extenders legislation, containing certain favorable foreign tax provisions and extending the research & development credit for the entire year, as well as favorable earnings mix, with more taxable income than previously anticipated in low taxed jurisdictions.

For the full year 2014, reported EPS was $1.20, which included $0.66 per share of special items, mostly due to the loss on the repurchase of the senior notes, and restructuring and other associated costs.  This compares to full year 2013 reported EPS of $0.44, which included $0.95 per share of special items, mostly due to restructuring charges and the increase in the valuation allowance discussed above.  Adjusted EPS for the full year 2014 was $1.86, as compared to $1.39 in 2013.  The core tax rate was 22.1% in 2014, compared to 20.7% in 2013.

The Company repurchased approximately 5.4 million shares of its common stock in 2014 for $184 million at an average price of $34 per share.  This includes 1.5 million shares purchased under a 10b5-1 share trading plan for $54 million at an average price of $36 per share and approximately 3.9 million shares for $130 million at an average price of $33 per share purchased from the WRG Asbestos PI Trust in the second quarter 2014.  During the fourth quarter 2014, the Company repurchased approximately 1.4 million shares for approximately $50 million, at an

[1]	Developing Regions are Africa, Asia (excluding Japan and South Korea), Central and Eastern Europe, and Latin America.

average price of $36.  Since January 1, 2015, the Company has repurchased approximately 498,000 shares for $21 million or at an average price of $41 per share.

Cash Flow and Net Debt

Cash flow used in operating activities in 2014 was $202 million, which includes the $930 million payment in February 2014 pursuant to the Settlement agreement and an excess tax benefit of $38 million related to the 18 million shares of Common Stock issued pursuant to the Settlement agreement.  Excluding the Settlement agreement payment and excess tax benefit, cash flow provided by operating activities was $766 million, which is net of $108 million of restructuring and $21 million of SARs payments.  This compares with cash provided by operating activities of $625 million in 2013, which is net of $107 million of restructuring and $46 million of SARs payments.  Capital expenditures were $154 million in the full year 2014 compared to $116 million in the full year 2013.

Free Cash Flow, defined as net cash used in operating activities less capital expenditures, was a use of $356 million in 2014.  Excluding the Settlement agreement payment, accrued interest and excess tax benefit, Free Cash Flow was a source of $612 million, compared with a source of $509 million in 2013.  The year-over-year improvement was attributable to higher earnings and working capital management.

Compared to December 31, 2013, the Company’s net debt decreased $241 million to $4.1 billion as of December 31, 2014.  This decrease was primarily a result of cash generated from working capital and operating activities, partially offset by amounts paid for dividends and share repurchases.

Outlook for Full Year 2015

The Company estimates net sales to be approximately $7.4 billion for the full year 2015, which assumes an unfavorable impact of approximately 7% from foreign currency translation.  Excluding the impact of foreign currency translation, on a constant currency basis, net sales are expected to increase approximately 2.5%.  Adjusted EPS is expected to be in the range of $2.08 to $2.18. This represents an estimated increase of 12% to 17% compared with 2014 Adjusted EPS of $1.86.  Adjusted EPS guidance excludes the impact of special items.  The Company’s core tax rate for 2015 is expected to increase to approximately 25%.

Adjusted EBITDA is estimated to be in the range of $1.15 billion to $1.18 billion, including approximately $80 million of unfavorable currency translation.  This compares with 2014 Adjusted EBITDA of $1.12 billion.

For 2015, the Company anticipates capital expenditures of approximately $180 million and cash restructuring payments of approximately $120 million.  The Company anticipates 2015 Free Cash Flow to be approximately $600 million, excluding the tax refund of approximately $245 million related to the Settlement agreement payment.

Conference Call Information

Date:	Tuesday, February 10, 2015
Time:	8:30am (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 713-4215 (domestic)
(617) 213-4867 (international)
Participant Code:	97306463

Conference Call Replay Information

Dates:	Tuesday, February 10, 2015 starting at 12:30pm (ET) through
Tuesday, March 17, 2015 at 11:59pm (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 286-8010 (domestic)
(617) 801-6888 (international)
Participant Code:	90590956

Business

Sealed Air Corporation creates a world that feels, tastes and works better. In 2014, the Company generated revenue of approximately $7.8 billion by helping our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions, Bubble Wrap® brand cushioning and Diversey® cleaning and hygiene solutions, ensures a safer and less wasteful food supply chain, protects valuable goods shipped around the world, and improves health through clean environments. Sealed Air has approximately 25,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the "Investor Relations" section.  We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under SEC Regulation FD.  Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Adjusted Net Earnings and EPS, net sales on a "constant dollar" basis, Adjusted Gross Profit, Adjusted Operating Profit, Free Cash Flow and Adjusted EBITDA, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of certain specified items (“special items”) and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” “Segment Information,” and “Components of Change in Net Sales by Segment.”  Information reconciling forward-looking non-U.S. GAAP measures to U.S. GAAP measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations.  Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar references to future periods.  All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.  The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: the expected cash tax benefits associated with the Settlement agreement (as defined in our 2013 Annual Report on Form 10-K), global economic and political conditions, changes in our credit ratings, changes in raw material pricing and availability, changes in energy costs, competitive conditions, success of our restructuring activities, currency translation and devaluation effects, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, the effects of animal and food-related health issues, pandemics, consumer preferences, environmental matters, regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing  in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us are based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
		Revised(2)		Revised(2)
Net sales	$1,973.7	$2,012.5	$7,750.5	$7,690.8
Cost of sales	1,301.4	1,343.9	5,062.9	5,100.9
Gross profit	672.3	668.6	2,687.6	2,589.9
As a % of total net sales	34.1%	33.2%	34.7%	33.7%
Selling, general and administrative expenses(3)	462.7	438.6	1,837.2	1,749.1
As a % of total net sales	23.4%	21.8%	23.7%	22.7%
Amortization expense of intangible assets acquired	26.1	30.8	118.9	123.2
Stock appreciation rights expense(4)	4.9	11.3	8.1	38.1
Integration related costs	0.8	0.4	4.1	1.1
Restructuring and other charges	34.1	12.6	65.7	73.8
Operating profit	143.7	174.9	653.6	604.6
Interest expense	(65.6)	(91.6)	(287.7)	(361.0)
Impairment of equity method investment	-	-	(5.7)	(2.1)
Foreign currency exchange loss related to Venezuelan subsidiaries(5)	(1.5)	(0.2)	(20.4)	(13.1)
Gain from Claims Settlement(6)	—	—	21.1	—
Loss on debt redemption and refinancing activities(7)	(84.0)	(3.9)	(102.5)	(36.3)
Other income (expense), net	2.9	(9.2)	8.8	(11.9)
(Loss) earnings from continuing operations before income tax provision	(4.5)	70.0	267.2	180.2
Income tax (benefit) provision	(70.8)	65.0	9.1	84.9
Effective income tax rate	#%	92.9%	3.4%	47.1%
Net earnings from continuing operations	66.3	5.0	258.1	95.3
Net earnings from discontinued operations(8)	—	24.0	—	30.5
Net earnings available to common stockholders	$66.3	$29.0	$258.1	$125.8
Net earnings per common share(9):
Basic :
Continuing operations	$0.31	$0.03	$1.22	$0.49
Discontinued operations	—	0.12	—	0.16
Net earnings per common share - basic	$0.31	$0.15	$1.22	$0.65
Diluted:
Continuing operations	$0.31	0.02	$1.20	0.44
Discontinued operations	—	0.11	—	0.14
Net earnings per common share - diluted	$0.31	$0.13	$1.20	$0.58
Dividends per common share	$0.13	$0.13	$0.52	$0.52
Weighted average number of common shares outstanding:
Basic	209.5	194.9	210.0	194.6
Diluted	212.1	214.7	213.9	214.2

#	Not meaningful.
(1)

The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the Last In First Out (“LIFO”) method to the First In First Out (“FIFO”) method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change on net earnings was not material.

(3)

As previously disclosed in our 2013 Annual Report on Form 10-K, on May 25, 2010, one of our Italian subsidiaries received a demand from the Italian Ministry of Economic Development (the “Ministry”) for the total repayment of grant monies paid to two of our former subsidiaries (a former Product Care business) in the amount of €5 million. Our Italian subsidiary submitted a total denial of liability in regard to this matter on June 30, 2010. A hearing on the merits was held on July 3, 2014; in mid-September, our subsidiary was advised that the demand for repayment of €10 million was upheld. Accordingly, we have recorded a current liability and corresponding charge of $14 million ($0.07 per share) related to this matter. The liability is included in other current liabilities on the condensed consolidated balance sheets and the charge is included in SG&A expenses on the condensed consolidated statements of operations. The charge is treated as a special item and included in Corporate in the Other category.

(4)

At December 31, 2014, the remaining amount of unvested cash-settled stock appreciation rights (“SARs”) will fully vest by March 31, 2015. However, we will continue to incur expense related to these SARs until the last expiration date of these awards (March 2021). The amount of related future expense will fluctuate based on exercise and forfeiture activity and changes in the assumptions used in the valuation model, including the price of Sealed Air common stock.

(5)

Based on changes to the Venezuelan currency exchange rate mechanisms, we changed the exchange rate we used to remeasure our Venezuelan subsidiary’s financial statements into U.S. dollars. As a result of the change in our excess cash position in our Venezuelan subsidiaries being remeasured, we recorded a remeasurement loss of $2 million in the three months ended December 31, 2014 and $20 million in the year ended December 31, 2014. In February 2013, the Venezuelan government announced a devaluation of the Bolivar from an official exchange rate of 4.3 to 6.3 bolivars per U.S. dollar. Due to this devaluation, as of December 31, 2013, we remeasured our bolivar denominated monetary assets and liabilities, which resulted in a pretax loss of less than $1 million in the three months ended December 31, 2013 and a $13 million pretax loss in the year ended December 31, 2013.

(6)

As previously disclosed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, on February 3, 2014 we funded the cash consideration ($930 million) and issued the shares reserved under the Settlement agreement as defined therein. As a result, we recognized a gain on Claims Settlement of $21 million, which primarily consisted of the release of certain tax and other liabilities.

(7)

In November 2014, we issued $425 million of 4.875% senior notes and $425 million of 5.125% notes and used substantially all of the proceeds to retire the 8.125% Senior Notes due September 2019.  We repurchased the 8.125% Senior Notes at fair value.  The aggregate repurchase price was $837 million, which included the principal amount of $750 million, premium of $75 million and accrued interest of $13 million.  We recognized a total net pre-tax loss of $84 million in the three months ended December 31, 2014, which included the premiums mentioned above. Also included in the loss on debt redemption was $9 million of accelerated amortization of original non-lender fees related to the 8.125% senior notes.

(8)

In December 2013, we completed the sale of our rigid medical packaging business for net cash proceeds of $122 million. Our 2013 results include a net gain of $23 million from the sale of our medical rigid packaging business. The financial result of the rigid medical packaging business is reported as discontinued operations, net of tax.

(9)	Net earnings per common share is calculated under two-class method. See our Quarterly Report on Form 10-Q for period ended September 30, 2014 for further details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	December 31,	December 31,
	2014	2013
		Revised(2)
Assets
Current assets:
Cash and cash equivalents	$322.6	$992.4
Trade receivables, net(3)	1,002.2	1,126.4
Other receivables	404.1	147.9
Inventories	707.6	730.2
Assets held for sale(4)	27.3	—
Other current assets	227.8	462.6
Total current assets	2,691.6	3,459.5
Property and equipment, net	993.2	1,134.5
Goodwill	3,005.5	3,114.6
Intangible assets, net	872.2	1,016.9
Other assets, net	479.2	450.5
Total assets	$8,041.7	$9,176.0
Liabilities and stockholders' equity
Current liabilities:
Short-term borrowings	$130.4	$81.6
Current portion of long-term debt	1.1	201.5
Accounts payable	638.7	524.5
Settlement agreement and related accrued interest(5)	—	925.1
Other current liabilities	960.7	968.1
Total current liabilities	1,730.9	2,700.8
Long-term debt, less current portion	4,282.5	4,116.4
Other liabilities	865.5	942.5
Total liabilities	6,878.9	7,759.7
Total parent company stockholders' equity	1,162.8	1,414.9
Noncontrolling interests	—	1.4
Total stockholders' equity	1,162.8	1,416.3
Total liabilities and stockholders' equity	$8,041.7	$9,176.0

CALCULATION OF NET DEBT (1)

	December 31,	December 31,
	2014	2013

Short-term borrowings	$130.4	$81.6
Current portion of long-term debt	1.1	201.5
Settlement agreement and related accrued interest(5)	—	925.1
Long-term debt, less current portion	4,282.5	4,116.4
Total debt	4,414.0	5,324.6
Less: cash and cash equivalents	(322.6)	(992.4)
Net debt	$4,091.4	$4,332.2

(1)

The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The change from LIFO to FIFO resulted in an increase to inventories of $42 million as of December 31, 2013. The impact of the change to net earnings was not material.

(3)

As of December 31, 2014, we had $36 million of borrowings outstanding under our accounts receivable securitization programs, and accordingly, the trade receivables that serve as collateral under these borrowings were reclassified from trade receivables, net to other current assets.

(4)

In August 2014, we signed an agreement for purchase and sale relating to our building located in Racine, Wisconsin.  As of December 31, 2014, the building and certain related assets met the criteria of assets held for sale classification.  Accordingly, we reclassified $26 million from property, plant and equipment to assets held for sale as of December 31, 2014.

(5)

As previously disclosed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, on February 3, 2014 we funded the cash consideration and issued the shares reserved under the Settlement agreement.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(Unaudited)

(In millions)

	Year Ended December 31,
	2014	2013
		Revised(2)
Net earnings available to common stockholders - continuing operations	$258.1	$95.3
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities - continuing operations(3)	417.2	418.6
Changes in:
Trade receivables, net	(21.1)	35.5
Inventories	(48.6)	22.0
Accounts payable	159.4	36.3
Settlement agreement, related accrued interest and excess tax benefit (4)	(967.4)	—
Changes in all other operating assets and liabilities	0.5	17.1
Cash flow (used in) provided by operating activities - continuing operations	(201.9)	624.8

Capital expenditures for property and equipment	(153.9)	(116.0)
Other investing activities	12.4	10.5
Cash flow used in investing activities - continuing operations	(141.5)	(105.5)

Net proceeds from (payments of) short-term borrowings and long-term debt(5)	51.9	(180.0)
Repurchase of common stock	(184.0)	—
Dividends paid on common stock	(110.9)	(102.0)
Excess tax benefit from Common Stock issued in the Settlement agreement	37.7	—
Acquisition of common stock for tax withholding obligations under our Omnibus stock plan	(3.0)	(3.9)
Payments of debt issuance costs	(24.9)	(7.7)
Payments of debt extinguishment costs	(74.0)	(26.2)
Proceeds of termination of interest rate swaps	3.1	—
Cash flow used in financing activities - continuing operations	(304.1)	(319.8)

Cash flow from discontinued operations, including net gain(5)	—	127.0

Effect of foreign currency exchange rates on cash and cash equivalents	(22.3)	(13.7)

Cash and cash equivalents beginning of period	$992.4	$679.6
Net change in cash and cash equivalents	(669.8)	312.8
Cash and cash equivalents end of period	$322.6	$992.4

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities - continuing operations(4)	$(201.9)	$624.8
Capital expenditures for property and equipment	(153.9)	(116.0)
Free Cash Flow(6)	$(355.8)	$508.8
Settlement agreement and related accrued interest (4)	967.4	-
Free Cash Flow excluding Settlement agreement and related accrued interest	$611.6	$508.8

Additional Cash Flow Information:
Interest payments, net of amounts capitalized(7)	$710.4	$289.7
Income tax payments	$89.2	$114.8
SARs payments (less amounts included in restructuring payments)	$21.1	$46.0
Restructuring payments (including associated costs)	$108.1	$107.0

(1)

The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(3)

2014 primarily consists of depreciation and amortization of $321 million, profit sharing expense of $37 million, and loss on debt redemption and refinancing activities of $102 million, partially offset by gain on Settlement agreement of $(21) million. 2013 primarily consists of depreciation and amortization of $308 million, loss on debt redemption of $36 million and profit sharing expense of $35 million.

(4)

In February 2014, we used $930 million of cash to fund the cash portion of the Settlement agreement and related accrued interest. To fund the cash payment, we used $555 million of cash and cash equivalents and utilized borrowings of $260 million from our revolving credit facility and $115 million from our accounts receivable securitization programs.  In December 2014, we recorded an excess tax benefit of $38 million related to the 18 million shares of Common Stock issued in the Settlement agreement.

(5)

In December 2013, we completed the sale of our rigid medical packaging business for net cash proceeds of $122 million. Our 2013 results include a net gain of $23 million from the sale of our medical rigid packaging business. The financial result of the rigid medical packaging business is reported as discontinued operations, net of tax.

(6)

Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

(7)	Interest payments in 2014 include $417 million related to the Settlement agreement.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO

NON-U.S. GAAP ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

NON-U.S. GAAP ADJUSTED EBITDA(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	December 31,
	2014			2013
	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted
				Revised(3)		Revised(3)
Net sales	$1,973.7	$—	$1,973.7	$2,012.5	$—	$2,012.5
Cost of sales	1,301.4	(4.5)	1,296.9	1,343.9	(1.7)	1,342.2
Gross profit	672.3	4.5	676.8	668.6	1.7	670.3
As a % of total net sales	34.1%		34.3%	33.2%		33.3%
Selling, general and administrative expenses	462.7	(12.2)	450.5	438.6	(5.5)	433.1
As a % of total net sales	23.4%		22.8%	21.8%		21.5%
Amortization expense of intangible assets acquired	26.1	—	26.1	30.8	—	30.8
Stock appreciation rights expense	4.9	(4.9)	—	11.3	(11.3)	—
Integration related costs	0.8	(0.8)	—	0.4	(0.4)	—
Restructuring and other charges	34.1	(34.1)	—	12.6	(12.6)	—
Operating profit	143.7	56.5	200.2	174.9	31.5	206.4
As a % of total net sales	7.3%		10.1%	8.7%		10.3%
Interest expense	(65.6)	—	(65.6)	(91.6)	—	(91.6)
Foreign currency exchange loss related to Venezuelan subsidiaries	(1.5)	1.5	—	(0.2)	0.2	—
Loss on debt redemption and refinancing activities	(84.0)	84.0	—	(3.9)	3.9	—
Other income (expense), net	2.9	1.3	4.2	(9.2)	(0.3)	(9.5)
(Loss) earnings from continuing operations before income tax provision	(4.5)	143.3	138.8	70.0	35.3	105.3
Income tax (benefit) provision	(70.8)	83.9	13.1	65.0	(45.2)	19.8
Effective income tax rate	#%		9.4%	92.9%		18.8%
Net earnings from continuing operations	66.3	59.4	125.7	5.0	80.5	85.5
Net earnings from discontinued operations(4)	—	—	—	24.0	(24.0)	—
Net earnings available to common stockholders	$66.3	$59.4	$125.7	$29.0	$56.5	$85.5
Net earnings per common share(5):
Diluted:
Continuing operations	$0.31	$0.28	$0.59	$0.02	$0.37	$0.39
Discontinued operations	—	—	—	0.11	(0.11)	—
Net earnings per common share - diluted	$0.31	$0.28	$0.59	$0.13	$0.26	$0.39

Weighted average number of common shares outstanding:
Diluted	212.1	212.1	212.1	214.7	214.7	214.7
Non-U.S. GAAP Adjusted EBITDA:
Non-U.S. GAAP Adjusted Operating Profit			$200.2			$206.4
Other income (expense), net			4.2			(9.5)
Depreciation and amortization(6)			79.0			73.5
Write down of non-strategic assets, included in depreciation and amortization			(1.8)			(0.3)
Non-U.S. GAAP Adjusted EBITDA			$281.6			$270.1
As a % of total net sales			14.3%			13.4%

#	Not meaningful.
(1)

The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

Special items consist of certain one-time costs or charges/credits that are included in our U.S. GAAP reported results. These special items include restructuring and other associated costs related to our previously announced Fusion program (“Fusion”), Earnings Quality Improvement Program (“EQIP”) and the Integration and Optimization Program (“IOP”) restructuring programs, foreign currency exchange losses related to Venezuelan subsidiaries and stock appreciation rights (“SARs”) expense, and losses recorded on debt redemption and refinancing activities.

(3)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings to net earnings was not material.

(4)

In December 2013, we completed the sale of our rigid medical packaging business for net cash proceeds of $122 million. Our 2013 results include a net gain of $23 million from the sale of our medical rigid packaging business. The financial result of the rigid medical packaging business is reported as discontinued operations, net of tax.

(5)	Net earnings per common share is calculated under two-class method. See our Quarterly Report on Form 10-Q for period ended September 30, 2014 for further details.
(6)	Depreciation and amortization includes:

	Three Months Ended
	December 31,
	2014	2013
Depreciation of property, plant and equipment	$35.6	$38.9
Amortization of intangible assets acquired	26.1	30.8
Amortization of deferred share-based compensation	17.3	3.8
Total	$79.0	$73.5

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO

NON-U.S. GAAP ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND NON-U.S. GAAP ADJUSTED EBITDA(1)

(Unaudited)

(In millions, except per share data)

	Year Ended
	December 31,
	2014			2013
	U.S. GAAP As Reported	Less: Special Items(4)	Non-U.S. GAAP Adjusted	U.S. GAAP As Reported	Less: Special Items(4)	Non-U.S. GAAP Adjusted
				Revised(3)		Revised(3)
Net sales	$7,750.5	$—	$7,750.5	$7,690.8	$—	$7,690.8
Cost of sales	5,062.9	(12.6)	5,050.3	5,100.9	(7.4)	5,093.5
Gross profit	2,687.6	12.6	2,700.2	2,589.9	7.4	2,597.3
As a % of total net sales	34.7%		34.8%	33.7%		33.8%
Selling, general and administrative expenses(2)	1,837.2	(42.0)	1,795.2	1,749.1	(24.7)	1,724.4
As a % of total net sales	23.7%		23.2%	22.7%		22.4%
Amortization expense of intangible assets acquired	118.9	—	118.9	123.2	—	123.2
Stock appreciation rights expense	8.1	(8.1)	—	38.1	(38.1)	—
Integration related costs	4.1	(4.1)	—	1.1	(1.1)	—
Restructuring and other charges	65.7	(65.7)	—	73.8	(73.8)	—
Operating profit	653.6	132.5	786.1	604.6	145.1	749.7
As a % of total net sales	8.4%		10.1%	7.9%		9.7%
Interest expense	(287.7)	—	(287.7)	(361.0)	—	(361.0)
Impairments of equity method investment	(5.7)	5.7	—	(2.1)	2.1	—
Foreign currency exchange loss related to Venezuelan subsidiaries	(20.4)	20.4	—	(13.1)	13.1	—
Gain from Claims Settlement	21.1	(21.1)	—	—	—	—
Loss on debt redemption and refinancing activities	(102.5)	102.5	—	(36.3)	36.3	—
Other income (expense), net	8.8	4.7	13.5	(11.9)	0.5	(11.4)
Earnings from continuing operations before income tax provision	267.2	244.7	511.9	180.2	197.1	377.3
Income tax provision	9.1	103.9	113.0	84.9	(6.7)	78.2
Effective income tax rate	3.4%		22.1%	47.1%		20.7%
Net earnings from continuing operations	258.1	140.8	398.9	95.3	203.8	299.1
Net earnings from discontinued operations(5)	—	—	—	30.5	(30.5)	—
Net earnings available to common stockholders	$258.1	$140.8	$398.9	$125.8	$173.3	$299.1
Net earnings per common share(6):
Diluted:
Continuing operations	$1.20	$0.66	$1.86	$0.44	$0.95	$1.39
Discontinued operations	—	—	—	0.14	(0.14)	—
Net earnings per common share - diluted	$1.20	$0.66	$1.86	$0.58	$0.81	$1.39

Weighted average number of common shares outstanding:
Diluted	213.9	213.9	213.9	214.2	214.2	214.2
Non-U.S. GAAP Adjusted EBITDA:
Non-U.S. GAAP Adjusted Operating Profit			$786.1			$749.7
Other income (expense), net			13.5			(11.4)
Depreciation and amortization(7)			320.8			307.5
Write down of non-strategic assets, included in depreciation and amortization			(2.1)			(5.3)
Non-U.S. GAAP Adjusted EBITDA			$1,118.3			$1,040.5
As a % of total net sales			14.4%			13.5%

(1)

The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

As previously disclosed in our 2013 Annual Report on Form 10-K, on May 25, 2010, one of our Italian subsidiaries received a demand from the Italian Ministry of Economic Development (the “Ministry”) for the total repayment of grant monies paid to two of our former subsidiaries (a former Product Care business) in the amount of €5 million. Our Italian subsidiary submitted a total denial of liability in regard to this matter on June 30, 2010. A hearing on the merits was held on July 3, 2014; in mid-September, our subsidiary was advised that the demand for repayment of €10 million was upheld. Accordingly, we have recorded a current liability and corresponding charge of $14 million ($0.07 per share) related to this matter. The liability is included in other current liabilities on the condensed consolidated balance sheets and the charge is included in selling, general and administrative expenses on the condensed consolidated statements of operations. The charge is treated as a special item and included in Corporate in the Other category.

(3)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(4)

Special items consist of certain one-time costs or charges/credits that are included in our U.S. GAAP reported results. These special items include restructuring and other associated costs related to our previously announced Fusion, EQIP and IOP restructuring programs, foreign currency exchange losses related to Venezuelan subsidiaries, losses recorded on debt redemption and refinancing activities and stock appreciation rights (“SARs”) expense and, in 2014, the gain from Claims Settlement and the development grant matter.

(5)

In December 2013, we completed the sale of our rigid medical packaging business for net cash proceeds of $122 million. Our 2013 results include a net gain of $23 million from the sale of our medical rigid packaging business. The financial result of the rigid medical packaging business is reported as discontinued operations, net of tax.

(6)	Net earnings per common share is calculated under two-class method. See our Quarterly Report on Form 10-Q for period ended September 30, 2014 for further details.
(7)	Depreciation and amortization includes:
	Year Ended
	December 31,
	2014	2013
Depreciation of property, plant and equipment	$147.8	$160.2
Amortization of intangible assets acquired	118.9	123.2
Amortization of deferred share-based compensation	54.1	24.1
Total	$320.8	$307.5

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT INFORMATION(1)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2014	2013	Change	2014	2013	Change
		Revised(2)			Revised(2)
Net Sales:
Food Care	$985.4	$1,013.1	(2.7)%	$3,835.3	$3,814.2	0.6%
As a % of Total Company net sales	49.9%	50.3%		49.5%	49.6%
Diversey Care	535.9	545.9	(1.8)%	2,173.1	2,160.8	0.6%
As a % of Total Company net sales	27.2%	27.1%		28.0%	28.1%
Product Care	431.9	424.9	1.6%	1,655.0	1,610.0	2.8%
As a % of Total Company net sales	21.9%	21.1%		21.4%	20.9%
Total Reportable Segments Net Sales	1,953.2	1,983.9	(1.5)%	7,663.4	7,585.0	1.0%
Other	20.5	28.6	(28.3)%	87.1	105.8	(17.7)%
Total Company Net Sales	$1,973.7	$2,012.5	(1.9)%	$7,750.5	$7,690.8	0.8%

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2014	2013	Change	2014	2013	Change
		Revised(2)			Revised(2)
Adjusted EBITDA:
Food Care	$172.2	$160.2	7.5%	$670.2	$614.7	9.0%
Adjusted EBITDA Margin	17.5%	15.8%		17.5%	16.1%
Diversey Care	58.3	60.7	(4.0)%	245.0	237.3	3.2%
Adjusted EBITDA Margin	10.9%	11.1%		11.3%	11.0%
Product Care	77.2	72.8	6.0%	292.7	266.3	9.9%
Adjusted EBITDA Margin	17.9%	17.1%		17.7%	16.5%
Total Reportable Segments Adjusted EBITDA	307.7	293.7	4.8%	1,207.9	1,118.3	8.0%
Other	(26.1)	(23.6)	10.6%	(89.6)	(77.8)	15.2%
Non-U.S. GAAP Total Company Adjusted EBITDA	$281.6	$270.1	4.3%	$1,118.3	$1,040.5	7.5%
Adjusted EBITDA Margin	14.3%	13.4%		14.4%	13.5%

(1)

As previously announced, effective as of January 1, 2014, the Company changed its segment reporting structure in order to reflect the way management now makes operating decisions and manages the growth and profitability of the business. See our Current Report on Form 8-K filed with the SEC on April 16, 2014 for further details. The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

SEALED AIR CORPORATION

SEGMENT INFORMATION – CONTINUED

SUPPLEMENTARY INFORMATION(1)

RECONCILIATION OF NON-U.S. GAAP TOTAL COMPANY ADJUSTED EBITDA TO

U.S. GAAP NET EARNINGS FROM CONTINUING OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
		Revised(2)		Revised(2)
Non-U.S. GAAP Total Company Adjusted EBITDA	$281.6	$270.1	$1,118.3	$1,040.5
Depreciation and amortization (3)	(79.0)	(73.5)	(320.8)	(307.5)
Special items(4):

Write down of non-strategic assets included in depreciation and amortization	1.8	0.3	2.1	5.3
Restructuring and other charges(5)	(34.1)	(12.6)	(65.7)	(73.8)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(10.9)	(7.1)	(34.2)	(32.0)
Development grant matter included in selling, general and administrative expenses(6)	—	—	(14.0)	—
Termination of licensing agreement	(5.3)	—	(5.3)	—
Relocation costs included in selling, general and administrative expenses	(1.9)	—	(2.4)	—
SARs	(4.9)	(11.3)	(8.1)	(38.1)
Integration related costs	(0.8)	(0.4)	(4.1)	(1.1)
Impairments of equity method investment	—	—	(5.7)	(2.1)
Foreign currency exchange (loss) gains related to Venezuelan subsidiaries	(1.5)	(0.2)	(20.4)	(13.1)
Loss on debt redemption and refinancing activities	(84.0)	(3.9)	(102.5)	(36.3)
Gain from Claims Settlement in 2014 and related costs	(0.2)	(0.4)	20.3	(1.0)
Non-operating charge for contingent guarantee included in other income (expense), net	—	—	(2.5)	—
Other income (expense), net	0.3	0.6	(0.1)	0.4
Interest expense	(65.6)	(91.6)	(287.7)	(361.0)
Income tax (benefit) provision	(70.8)	65.0	9.1	84.9
U.S. GAAP net earnings from continuing operations	$66.3	$5.0	$258.1	$95.3

(1)

The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(3)	Depreciation and amortization by segment is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
		Revised(2)		Revised(2)
Food Care	$29.2	$29.1	$121.3	$118.4
Diversey Care	27.3	33.3	126.3	132.3
Product Care	10.7	9.4	41.4	38.2
Total reportable segments	67.2	71.8	289.0	288.9
Other	11.8	1.7	31.8	18.6
Total Company depreciation and amortization	$79.0	$73.5	$320.8	$307.5

(4)

Includes items we consider unusual or special items. See Note 2 of “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” for further information.

(5)	Restructuring and other charges by segment is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
		Revised(2)		Revised(2)
Food Care	$14.4	$5.2	$27.3	$25.1
Diversey Care	12.3	5.9	24.3	32.2
Product Care	7.3	2.8	13.6	16.4
Total reportable segments	34.0	13.9	65.2	73.7
Other	0.1	(1.3)	0.5	0.1
Total Company restructuring and other charges	$34.1	$12.6	$65.7	$73.8

(6)

As previously disclosed in our 2013 Annual Report on Form 10-K, on May 25, 2010, one of our Italian subsidiaries received a demand from the Italian Ministry of Economic Development (the “Ministry”) for the total repayment of grant monies paid to two of our former subsidiaries (a former Product Care business) in the amount of €5 million. Our Italian subsidiary submitted a total denial of liability in regard to this matter on June 30, 2010. A hearing on the merits was held on July 3, 2014; in mid-September, our subsidiary was advised that the demand for repayment of €10 million was upheld. Accordingly, we have recorded a current liability and corresponding charge of $14 million ($0.07 per share) related to this matter. The liability is included in other current liabilities on the condensed consolidated balance sheets and the charge is included in selling, general and administrative expenses on the condensed consolidated statements of operations. The charge is treated as a special item and included in Corporate in the Other category.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)

(Unaudited)

(In millions)

	Three Months Ended December 31
	Food Care		Diversey Care		Product Care		Other		Total Company
2013 Net Sales	$1,013.1		$545.9		$424.9		$28.6		$2,012.5

Volume - Units	(4.9)	(0.5)%	13.3	2.4%	2.4	0.6%	(5.8)	(20.4)%	5.0	0.3%
Product price/mix (2)	35.7	3.5%	9.3	1.7%	17.1	4.0	(1.1)	(3.8)%	61.0	3.0%
Total constant dollar change (Non-U.S. GAAP)(3)	30.8	3.0%	22.6	4.1%	19.5	4.6%	(6.9)	(24.2)%	66.0	3.3%
Foreign currency translation	(58.5)	(5.7)%	(32.6)	(5.9)%	(12.5)	(3.0)	(1.2)	(4.1)%	(104.8)	(5.2)%
Total change (U.S. GAAP)	(27.7)	(2.7)%	(10.0)	(1.8)%	7.0	1.6%	(8.1)	(28.3)%	(38.8)	(1.9)%

2014 Net Sales	$985.4		$535.9		$431.9		$20.5		$1,973.7

	Year Ended December 31
	Food Care		Diversey Care		Product Care		Other		Total Company
2013 Net Sales	$3,814.2		$2,160.8		$1,610.0		$105.8		$7,690.8

Volume - Units	(16.1)	(0.4)%	27.4	1.3%	2.6	0.2%	(20.3)	(19.2)%	(6.4)	—%
Product price/mix (2)	154.2	4.0%	37.4	1.7%	55.7	3.5%	2.1	2.0%	249.4	3.2%
Total constant dollar change (Non-U.S. GAAP)(3)	138.1	3.6%	64.8	3.0%	58.3	3.7%	(18.2)	(17.2)%	243.0	3.2%
Foreign currency translation	(117.0)	(3.0)%	(52.5)	(2.4)%	(13.3)	(0.9)%	(0.5)	(0.5)%	(183.3)	(2.4)%
Total change (U.S. GAAP)	21.1	0.6%	12.3	0.6%	45.0	2.8%	(18.7)	(17.7)%	59.7	0.8%

2014 Net Sales	$3,835.3		$2,173.1		$1,655.0		$87.1		$7,750.5

(1)

The results above are presented on a continuing operations basis, excluding our rigid medical packaging business, which we sold in December 2013. The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY REGION(1)

Unaudited

(In millions)

	Three Months Ended December 31
	North America		Europe		Latin America		AMAT(2)		JANZ(3)		Total
2013 Net Sales	$772.9		$652.9		$218.5		$209.6		$158.6		$2,012.5

Volume - Units	(3.4)	(0.4)%	5.8	0.9%	(5.4)	(2.5)%	7.4	3.5%	0.6	0.4%	5.0	0.3%
Product price/mix	21.1	2.7%	8.5	1.3%	23.7	10.9%	7.0	3.3%	0.7	0.4%	61.0	3.0%
Total constant dollar change (Non-U.S. GAAP)	17.7	2.3%	14.3	2.2%	18.3	8.4%	14.4	6.8%	1.3	0.8%	66.0	3.3%
Foreign currency translation	(5.2)	(0.7)%	(54.6)	(8.4)%	(27.0)	(12.4)%	(7.2)	(3.4)%	(10.8)	(6.8)%	(104.8)	(5.2)%
Total change (U.S. GAAP)	12.5	1.6%	(40.3)	(6.2)%	(8.7)	(4.0)%	7.2	3.4%	(9.5)	(6.0)%	(38.8)	(1.9)%

2014 Net Sales	$785.4		$612.6		$209.8		$216.8		$149.1		$1,973.7

	Year Ended December 31
	North America		Europe		Latin America		AMAT(2)		JANZ(3)		Total
2013 Net Sales	$3,004.9		$2,427.3		$840.7		$845.1		$572.8		$7,690.8

Volume - Units	(13.4)	(0.5)%	(2.6)	(0.1)%	(26.2)	(3.1)%	36.7	4.3%	(0.9)	(0.2)%	(6.4)	—%
Product price/mix	99.0	3.3%	20.1	0.8%	96.5	11.5%	21.8	2.6%	12.0	2.1%	249.4	3.2%
Total constant dollar change (Non-U.S. GAAP)	85.6	2.8%	17.5	0.7%	70.3	8.4%	58.5	6.9%	11.1	1.9%	243.0	3.2%
Foreign currency translation	(18.6)	(0.6)%	2.3	0.1%	(103.5)	(12.3)%	(34.1)	(4.0)%	(29.4)	(5.1)%	(183.3)	(2.4)%
Total change (U.S. GAAP)	67.0	2.2%	19.8	0.8%	(33.2)	(3.9)%	24.4	2.9%	(18.3)	(3.2)%	59.7	0.8%

2014 Net Sales	$3,071.9		$2,447.1		$807.5		$869.5		$554.5		$7,750.5

(1)

The results above are presented on a continuing operations basis, excluding our rigid medical packaging business, which we sold in December 2013. The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	AMAT consists of Asia, Middle East, Africa and Turkey.
(3)	JANZ consists of Japan, Australia and New Zealand.